Exhibit 10.1
SECOND AMENDED AND RESTATED
EMPLOYMENT AGREEMENT
     This AMENDED AND RESTATED EMPLOYMENT AGREEMENT is effective as of the effective time of the merger of Allied Waste Industries, Inc., a Delaware corporation into RS Merger Wedge, Inc., a Delaware corporation and wholly-owned subsidiary of Republic Services, Inc., a Delaware corporation (the “Merger”) pursuant to the Agreement & Plan of Merger dated as of June 22, 2008 (the “Effective Time”), by and between Republic Services, Inc. (the “Company”) and JAMES E. O’CONNOR (“Employee”).
     Employee and the Company are parties to that Employment Agreement dated as of October 25, 2000, as amended by Amendment Number One, dated as of January 31, 2003, and Amendment Number Two, dated as of October 10, 2006 and that Amended and Restated Employment Agreement dated as of February 21, 2007 (the “2007 Employment Agreement, and collectively the Existing Employment Agreement”).
     As of the date hereof, Employee continues to be an employee of the Company and is considered a valued employee such that the Company desires to retain in accordance with the terms of the Existing Employment Agreement.
     For making changes to the Existing Employment Agreement, including in connection with the Merger, Employee and the Company desire to enter into this Second Amended and Restated Employment Agreement (this “Agreement”).
     In consideration of the premises set forth above, the mutual representations, warranties, covenants and agreements contained in this Agreement and other good and valuable consideration the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:
     1. Employment.
          (a) Retention. The Company agrees to employ and/or continue the employment of Employee as its Chairman and Chief Executive Officer, and Employee agrees to accept such employment, subject to the terms and conditions of this Agreement. The Company also agrees that Employee shall continue to serve on the Company’s Board of Directors until the next annual meeting of stockholders of the Company, and that he shall be nominated for election to the Board at each annual meeting of the stockholders of the Company as long as this Agreement remains in effect.
          (b) Employment Period. This Agreement shall commence on the Effective Time and, unless terminated in accordance with the terms of this Agreement shall continue in effect on a rolling three-year basis, such that at any time during the term of this Agreement there will be three years remaining (the “Employment Period”). Notwithstanding the evergreen nature of the

Employment Period, the Company may terminate Employee at any time in accordance with the provisions of Section 3 of this Agreement.
          (c) Duties and Responsibilities. During the Employment Period, Employee shall serve as Chairman and Chief Executive Officer and shall have such authority and responsibility and perform such duties as may be assigned to him from time to time at the direction of the Board of Directors of the Company, and in the absence of such assignment, such duties as are customary to Employee’s office and as are necessary or appropriate to the business and operations of the Company. During the Employment Period, Employee’s employment shall be full time and Employee shall perform his duties honestly, diligently, in good faith and in the best interests of the Company and shall use his best efforts to promote the interests of the Company. All executive officers of the Company (except for the Chairman and the Vice Chairman) shall report to the Chief Executive Officer, and Employee shall in such capacity have the authority and responsibility to assign appropriate duties to such other executive officers as are necessary or appropriate for the business and operations of the Company.
          (d) Other Activities. Except upon the prior written consent of the Company, Employee, during the Employment Period, will not accept any other employment. Employee shall be permitted to engage in any non-competitive businesses, not-for-profit organizations and other ventures, such as passive real estate investments, serving on charitable and civic boards and organizations, and similar activities, so long as such activities do not materially interfere with or detract from the performance of Employee’s duties or constitute a breach of any of the provisions contained in Section 7 of this Agreement.
     2. Compensation.
          (a) Base Salary and Adjusted Salary. In consideration for Employee’s services hereunder and the restrictive covenants contained herein, Employee shall be paid an annual base salary (the “Base Salary”) of $1,100,000, payable in accordance with the Company’s customary payroll practices. With respect to the 2008 Fiscal Year, Base Salary shall be prorated by multiplying the Base Salary by a fraction, the numerator of which is the number of days from the Effective Time to December 31, and the denominator of which is 365. With respect to any Fiscal Year during which Employee is employed by the Company for less than the entire Fiscal Year, the Base Salary shall be prorated for the period during which the Employee is so employed. Notwithstanding the foregoing, Employee’s annual Base Salary may be increased, but not decreased (taking into account prior increases) without Employee’s consent at anytime and from time to time to levels greater than the levels set forth in the preceding sentence at the discretion of the Board of Directors of the Company to reflect merit or other increases. The term “Fiscal Year” as used herein shall mean each period of twelve (12) calendar months commencing on January 1st of each calendar year during the Employment Period and expiring on December 31st of such year.
          (b) Annual Awards. In addition to the Base Salary, Employee shall be eligible to receive Annual Awards in an amount equal to a target of 130% of the Employee’s Base Salary in effect for the Performance Period with respect to which such Annual Award is granted, as established pursuant to the terms of the Company’s Executive Incentive Plan, as amended (the

“Executive Incentive Plan”). The Annual Award shall be based on the achievement of such Performance Goals as are established by the Compensation Committee of the Board of Directors pursuant to the Executive Incentive Plan. The achievement of said Performance Goals shall be determined by the Compensation Committee of the Board of Directors. Except as otherwise provided in Sections 3 and 25, with respect to any Fiscal Year during which Employee is employed by the Company for less than the entire Fiscal Year, the Annual Award shall be prorated for the period during which Employee was so employed. The Annual Award shall be payable within sixty (60) days after the end of the Company’s Fiscal Year. To the extent of any conflict between the provisions of this Agreement and the Executive Incentive Plan, the terms of this Agreement shall control.
          (c) Merit and Other Bonuses. Employee shall be entitled to such other bonuses as may be determined by the Board of Directors of the Company or by a committee of the Board of Directors as determined by the Board of Directors, in its sole discretion.
          (d) Existing Stock Options and Shares of Restricted Stock. The Company has issued to Employee options to purchase shares of the Company’s Common Stock pursuant to the terms of various Option Agreements and the terms of the Company’s 2007 Stock Incentive Plan and 2007 Stock Incentive Plan (the “Outstanding Option Grants”). The Company has also granted to Employee restricted shares of the Company’s Common Stock pursuant to the terms of various Executive Restricted Stock Agreements and the terms of the Company’s 1998 Stock Incentive Plan (the “Outstanding Restricted Stock Grants”). The options issued or to be issued under the Outstanding Option Grants shall continue to be subject to the terms of the Option Agreements, except to the extent otherwise provided for in this Agreement. The shares of restricted stock granted or to be granted under the Outstanding Restricted Stock Grants shall continue to be subject to the terms of the Executive Restricted Stock Agreements, except to the extent otherwise provided for in this Agreement.
          (e) Other Stock Options. Employee shall be entitled to participate and receive option grants under the 2007 Stock Incentive Plan and such other incentive or stock option plans as may be in effect from time-to-time, as determined by the Board of Directors of the Company.
          (f) Other Compensation Programs. Employee shall be entitled to participate in the Company’s incentive and deferred compensation programs and such other programs as are established and maintained for the benefit of the Company’s employees or executive officers, subject to the provisions of such plans or programs.
          (g) Health Insurance. The Company shall pay for Employee’s and his family’s health insurance including without limitation comprehensive major medical and hospitalization coverage including dental and optical coverage under all group medical plans from time to time in effect for the benefit of the Company’s employees or executive officers.
          (h) Life Insurance. The Company shall purchase and maintain in effect one or more term insurance policies on the life of Employee in an aggregate amount not less than two times his Base Salary in effect from time to time during the term of employment. The beneficiary of such policy shall be the person or persons who Employee designates in writing to the Company.
          (i) Disability Insurance. The Company shall pay for Employee to participate in the Company’s disability insurance in effect from time to time. The Company shall pay for the maximum coverage commercially available. To the extent the Company does not have a disability insurance plan or other retirement plan, then the Company shall arrange, at its expense, for Employee to participate in such plan.
          (j) Other Benefits. During the term of this Agreement, Employee shall also be entitled to participate in any other health insurance programs, life insurance programs, disability programs, stock option plans, bonus plans, pension plans and other fringe benefit plans and programs as are from time to time established and maintained for the benefit of the Company’s employees or executive officers, subject to the provisions of such plans and programs.
          (k) Expenses. Employee shall be reimbursed for all out-of-pocket expenses reasonably incurred by him on behalf of or in connection with the business of the Company, pursuant to the normal standards and guidelines followed from time to time by the Company. Notwithstanding anything herein to the contrary or otherwise, except to the extent any expense or reimbursement described in this Section 2(k) does not constitute a “deferral of compensation” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), any expense or reimbursement described in this Section 2(k) shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit, and (iv) the reimbursements shall be made pursuant to objectively determinable and nondiscretionary Company policies and procedures regarding such reimbursement of expenses.
          (l) Long Term Awards. On April 26, 2001, the Board of Directors adopted the Republic Services, Inc. Long Term Incentive Plan, effective January 1, 2001 to provide for long term incentive cash grants for specific employees of the Company, including Employee. Effective January 1, 2003, the Long Term Incentive Plan was amended, restated and renamed the Executive Incentive Plan to provide not only for long term incentive cash grants but also to include the Annual Awards referred to above. Employee has participated in the Long Term Incentive Plan and the Executive Incentive Plan since inception, and Employee shall be entitled to continue to participate in the Executive Incentive Plan (or any successor plan maintained by the Company) for purposes of receiving Long Term Awards pursuant to the terms of this Agreement and the Executive Incentive Plan (or such successor plan).
          (m) Synergy Incentive Plan. A schedule of the maximum award that the Employee is eligible to receive under the Synergy Incentive Plan is attached as Schedule 2(m), subject to shareholder approval of amendments to the Executive Incentive Plan, and provided

Employee has waived his right to terminate for Good Reason pursuant to Section 3(c)(vi) or he has not terminated employment and 7 days has elapsed after the 2009 Annual Meeting of Shareholders (the “Acceptance Date”). Awards under the Synergy Incentive Plan shall not be considered Annual Awards, Long Term Awards, or equity awards or otherwise taken into account for purposes of Sections 3, 4 or 25 of this Agreement, but instead, such awards shall be governed by the terms of the Synergy Incentive Plan.
          (n) Insurance. At all times during the term of this Agreement, and for such additional periods as are provided for in this Agreement, the Employee shall be covered under the Company’s directors’ and officers’ liability insurance.
          (o) Deferred Compensation Credits. The Company shall credit $2,250,000 to Employee’s Annual Account as part of the Company Contribution Account pursuant to the Company’s Deferred Compensation Plan (“Additional Company Contribution Account”) on January 1, 2010, provided that Employee is employed on such date (“Grant Date”). The Additional Company Contribution Account, as adjusted under the Deferred Compensation Plan shall be immediately vested on the Grant Date and the Employee shall receive the Additional Company Contribution Account, as adjusted, in accordance with the terms of the Deferred Compensation Plan.
     3. Termination.
          (a) For Cause. The Company shall have the right to terminate this Agreement and to discharge Employee for Cause (as defined below), at any time during the term of this Agreement. Termination for Cause shall mean, during the term of this Agreement, (i) Employee’s willful and continued failure to substantially perform his duties after he has received written notice from the Company identifying the actions or omissions constituting willful and continued failure to perform, (ii) Employee’s conduct that would constitute a crime under federal or state law, (iii) Employee’s actions or omissions that constitute fraud, dishonesty or gross misconduct, (iv) Employee’s breach of any fiduciary duty that causes material injury to the Company, (v) Employee’s breach of any duty causing material injury to the Company, (vi) Employee’s inability to perform his material duties to the reasonable satisfaction of the Company due to alcohol or other substance abuse, or (vii) any violation of the Company’s policies or procedures involving discrimination, harassment, substance abuse or work place violence. Any termination for Cause pursuant to this Section shall be given to Employee in writing and shall set forth in detail all acts or omissions upon which the Company is relying to terminate the Employee for Cause.
          Upon any determination by the Company that Cause exists to terminate Employee, the Company shall cause a special meeting of the Board of Directors to be called and held at a time mutually convenient to the Board of Directors and Employee, but in no event later than ten (10) business days after Employee’s receipt of the notice that the Company intends to terminate Employee for Cause. Employee shall have the right to appear before such special meeting of the Board of Directors with legal counsel of his choosing to refute such allegations and shall have a reasonable period of time to cure any actions or omissions which provide the Company with a basis to terminate Employee for Cause (provided that such cure period shall not exceed 30 days). A majority of the members of the Board of Directors must affirm that Cause exists to terminate Employee. In the event the Company terminates Employee for Cause, the Company shall only be obligated to continue to pay in the ordinary and normal course of its business to Employee his Base Salary plus accrued but unused vacation time through the termination date and the Company shall have no further obligations to Employee under this Agreement from and after the date of termination.
          (b) Resignation by Employee Without Good Reason. If Employee shall resign or otherwise terminate his employment with the Company at anytime during the term of this Agreement, other than for Good Reason (as defined below), Employee shall only be entitled to receive his accrued and unpaid Base Salary and unused vacation time through the termination date, and the Company shall have no further obligations under this Agreement from and after the date of resignation.
          (c) Termination by Company Without Cause and by Employee For Good Reason. At any time during the term of this Agreement, (i) the Company shall have the right to terminate this Agreement and to discharge Employee without Cause effective upon delivery of written notice to Employee, and (ii) Employee shall have the right to terminate this Agreement for Good Reason effective upon delivery of written notice to the Company. For purposes of this Agreement, “Good Reason” shall mean: (i) the Company has materially reduced the duties and responsibilities of Employee to a level not appropriate for an officer of a publicly-traded company holding the position provided for in Section 1(a), (ii) the Company has breached any material provision of this Agreement and has not cured such breach within 30 days of receipt of written notice of such breach from Employee, (iii) Company has reduced Employee’s annual Salary by more than 10% from the prior Fiscal Year (nothing in this clause implies that the Company may reduce Employee’s Salary below the levels provided for in Section 2(a)), (iv) the Company has terminated Employee’s participation in one or more of the Company’s sponsored benefit or incentive plans and no other executive officer has had his participation terminated, (v) a failure by the Company (1) to continue any bonus plan, program or arrangement in which Employee is entitled to participate (“Bonus Plans”), provided that any such Bonus Plans may be modified at the Company’s discretion from time to time but shall be deemed terminated if (x) any such plan does not remain substantially in the form in effect prior to such modification and (y) if plans providing Employee with substantially similar benefits are not substituted therefor (“Substitute Plans”), or (2) to continue Employee as a participant in the Bonus Plans and Substitute Plans on at least a basis which is substantially the same as to potential amount of the bonus Employee participated in prior to any change in such plans or awards, in accordance with the Bonus Plans and the Substitute Plans (a plan shall be considered to be on a basis substantially the same as another if the potential amount payable thereunder is at least 90% of the potential amount payable under the other plan), (vi) Employee’s office is relocated by the Company to a location which is not located within the Florida counties of Miami-Dade, Broward or Palm Beach, or (vii) the Company’s termination without Cause of the continuation of the Employment Period provided in this Agreement; provided that (vi) shall continue to apply for 7 days after the 2009 Annual Meeting of Shareholders of the Company irrespective of whether the Employee relocates to the Arizona county of Maricopa, and thereafter the Arizona county of Maricopa shall be substituted for the Florida counties of Miami-Dade, Broward or Palm Beach in such Section. Notwithstanding the foregoing, the Employee’s termination of employment pursuant to this Agreement (other than with respect to (vi) up to 7 days after the 2009 Annual Meeting of Shareholders of the Company) shall not be effective unless (i) the Employee delivers a written notice setting forth the details of the occurrence giving rise to the claim of termination for Good Reason within a period not to exceed 90 days of its initial existence and (ii) the Company fails to cure the same within a thirty (30) day period. Upon any such termination by the Company without Cause, or by Employee for Good Reason, (i) the Company shall pay to Employee all of Employee’s accrued but unpaid Base Salary and accrued but unused vacation time through the date of termination in a lump sum within sixty (60) days of termination; (ii) the Company shall pay to Employee Base Salary for three (3) years from the date of termination when and as Base Salary would have been due and payable hereunder but for such termination; (iii) the Company shall continue to pay or provide for Employee all health benefits in which Employee was entitled to participate at any time during the 12-month period prior to the date of termination, until the earliest to occur of the third anniversary of the date of termination, Employee’s death, or the date on which Employee becomes covered by a comparable health benefit plan by a subsequent employer; provided, however, that in the event that Employee’s continued participation in any health benefit plan of the Company is prohibited, the Company will arrange to provide Employee with benefits substantially similar to those which Employee would have been entitled to receive under such plan for such period on a basis which provides Employee with no additional after tax cost; (iv) all stock option grants or restricted stock grants, whether or not part of the Outstanding Option Grant or any options issued during the term of this Agreement, will immediately vest and any such options will remain exercisable for the lesser of the unexpired term of the option without regard to the termination of Employee’s employment or three (3) years from the date of termination of employment; (v) all Annual Awards shall vest and be paid on a prorated basis in an amount equal to the Annual Awards payment that the Compensation Committee of the Board of Directors determines would have been paid to Employee pursuant to the Executive Incentive Plan had Employee’s employment continued to the end of the Performance Period, multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within sixty (60) days after the end of the Company’s Fiscal Year; (vi) all Long Term Awards shall vest and be paid on a prorated basis in an amount equal to (x) the maximum Long Term Awards that would have been paid to Employee pursuant to the Executive Incentive Plan had Employee’s employment continued to the end of the Performance Periods established under the Executive Incentive Plan for award periods beginning on or before January 1, 2009 and (y) the Long Term Awards payment that the Compensation Committee of the Board of Directors determines would have been paid to Employee pursuant to the Executive Incentive Plan had Employee’s employment continued to the end of the Performance Period for award periods beginning after January 1, 2009, in each case, multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within sixty (60) days after the end of the Company’s Fiscal Year in which the Performance Period ends; and (vii) as of the termination date Employee shall be paid, in accordance with the Deferred Compensation Plan and any elections thereunder, the balance of all amounts credited or eligible to be credited to Employee’s deferred compensation account (including all Company contributions, whether or not vested, other than the Additional Company Contribution Account solely in the event that such termination occurs prior to the Grant Date), plus, solely with respect to such termination prior to the Acceptance Date, for all such amounts credited or eligible to be credited to such account based upon Company’s performance on or before December 31, 2006 ( herein referred to as the “December 31, 2006 deferral amount”) whether or not such amount is actually credited to such account prior to or after such date, a gross up payment to reimburse Employee for all income and other taxes imposed with respect to the payment of such amounts and all income and other taxes arising as a result of said gross up payment such that the payment of such December 31, 2006 deferral amount of Employee is made to Employee free of all taxes thereon whatsoever (collectively, the foregoing consideration payable to Employee shall be referred to herein as the “Severance Payment”). In the event that such termination by the Company without Cause or by the Employee for Good Reason occurs within the first two years of the Merger and before the Acceptance Date, (i) the Employee shall also receive the product of three multiplied by the maximum amount of the Annual and Long Term Awards that the Employee would have been eligible for under the Executive Incentive Plan with respect to the Fiscal Year in which such termination occurs, in a lump sum within sixty (60) days of termination and (ii) Employee will not be required to repay any Relocation Expenses pursuant to the Relocation Plan (Level 4) which are paid or reimbursed in connection with Employee’s relocation to Arizona. Other than the Severance Payment and additional benefits described herein, the Company shall have no further obligation to Employee except for the obligations set forth in Sections 10 and 17 of this Agreement after the date of such termination; provided, however, that Employee shall only be entitled to continuation of the Severance Payment as long as he is in compliance with the provisions of Sections 7, 8, 10 and 11 of this Agreement.
          (d) Disability of Employee. This Agreement may be terminated by the Company upon the Disability of Employee. “Disability” shall mean any mental or physical illness, condition, disability or incapacity which prevents Employee from reasonably discharging his duties and responsibilities under this Agreement for a period of 180 consecutive days. In the event that any disagreement or dispute shall arise between the Company and Employee as to whether Employee suffers from any Disability, then, in such event, Employee shall submit to the physical or mental examination of a physician licensed under the laws of the State of Arizona, who is mutually agreeable to the Company and Employee, and such physician shall determine whether Employee suffers from any Disability. In the absence of fraud or bad faith, the determination of such physician shall be final and binding upon the Company and Employee. The entire cost of such examination shall be paid for solely by the Company. In the event the Company has purchased Disability insurance for Employee, Employee shall be deemed disabled if he is completely (fully) disabled as defined by the terms of the Disability policy. Disability shall not be deemed to occur unless it constitutes a “disability,” as such term is defined in Code Section 409A. In the event that at any time during the term of this Agreement Employee shall suffer a Disability and the Company terminates Employee’s employment for such Disability, such Disability shall be considered to be a termination by the Company without Cause or a termination by Employee for Good Reason and the Severance Payment shall be paid to Employee to the same extent and in the same manner as provided for in paragraph (c) above, except that (i) to the extent any Awards have been granted under the Executive Incentive Plan, but, as of the date of such termination, have not been determined to be earned pursuant to the terms of the Plan, Employee shall be paid, within thirty (30) days following the date of Employee’s termination due to his Disability, an amount with respect to each such open Award which is equal to the full target amount that the Compensation Committee of the Board of Directors was authorized to cause to be paid to Employee pursuant to the Executive Incentive Plan had his or her employment continued through the end of the Performance Period related to such Award and had all Performance Goals been met, (ii) payments of Annual Salary shall be mitigated by payments under Company-sponsored disability payments.
          (e) Death of Employee. If during the term of this Agreement Employee shall die, then the employment of Employee by the Company shall automatically terminate on the date of Employee’s death. In such event, Employee’s death shall be considered to be a termination by the Company without Cause or a termination by Employee for Good Reason and the Severance Payment shall be paid to Employee’s personal representative or estate to the same extent and in the same manner as provided for in paragraph (c) above without mitigation for any insurance policies other benefits held by Employee, except that to the extent any Awards have been granted under the Plan, but, as of the date of such termination, have not been determined to be earned pursuant to the terms of the Executive Incentive Plan, Employee’s beneficiary or estate shall be paid, within thirty (30) days following the date of Employee’s death, an amount with respect to each such open Award which is equal to the full target amount that the Compensation Committee of the Board of Directors was authorized to cause to be paid to Employee pursuant to the Executive Incentive Plan had his or her employment continued through the end of the Performance Period related to such Award and had all Performance Goals been met. Once such payments have been made to Employee’s personal representative, beneficiary or estate, as the case may be, the Company shall have no further obligations under this Agreement to said personal representative, beneficiary or estate, or to any heirs of Employee.
     4. Change of Control.
          (a) Termination Rights. Notwithstanding the provisions of Section 2 and Section 3 of this Agreement, in the event that there shall occur a Change of Control (as defined below) of the Company and within two years after such Change of Control Employee’s employment hereunder is terminated by the Company without Cause or by Employee for Good Reason, then the Company shall be required to pay to Employee (i) the Severance Payment provided in Section 3(c), except that the Severance Payment shall be paid in a single lump sum in full within sixty (60) days of termination if termination occurs within two years after such Change of Control, and (ii) the product of three (3) multiplied by the target amount of the Annual Awards and Long Term Awards that Employee would have been eligible for under the Executive Incentive Plan with respect to the Fiscal Year in which such termination occurs, in a single lump sum within sixty (60) days of termination. To the extent that payments are owed by the Company to Employee pursuant to this Section 4, they shall be made in lieu of payments pursuant to Section 3, and in no event shall the Company be required to make payments or provide benefits to Employee under both Section 3 and Section 4.
          (b) Change of Control of the Company Defined. For purposes of this Section 4, the term “Change of Control of the Company” shall mean the occurrence of any of the following:
               (i) an acquisition (other than directly from the Company) of any voting securities of the Company (the “Voting Securities”) by any “Person” (as the term person is used for purposes of Section 13(d) or 14(d) of the Exchange Act), immediately after which such Person has “Beneficial Ownership” (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of fifty percent (50%) or more of the then outstanding common stock of the Company (“Shares”) or the combined voting power of the Company’s then outstanding Voting Securities; provided, however, in determining whether a Change of Control has occurred pursuant to this subsection (a), Shares or Voting Securities which are acquired in a “Non-Control Acquisition” (as hereinafter defined) shall not constitute an acquisition which would cause a Change of Control. A “Non-Control Acquisition” shall mean an acquisition by (a) an employee benefit plan (or a trust forming a part thereof) maintained by (1) the Company or (2) any corporation or other Person of which a majority of its voting power or its voting equity securities or equity interest is owned, directly or indirectly, by the Company (for purposes of this definition, a “Related Entity”), (b) the Company or any Related Entity, or (c) any Person in connection with a “Non-Control Transaction” (as hereinafter defined);
               (ii) the individuals who, as of the Effective Time, are members of the Board (the “Incumbent Board”), cease for any reason to constitute at least a majority of the members of the Board or, following a Merger Event which results in a Parent Corporation, the board of directors of the ultimate Parent Corporation (as defined in paragraph (iii)(1)(A) below); provided, however, that if the election, or nomination for election by the Company’s common stockholders, of any new director was approved by a vote of at least two-thirds of the Incumbent Board, such new director shall, for purposes of this Agreement, be considered as a member of the Incumbent Board; provided further, however, that no individual shall be considered a member of the Incumbent Board if such individual initially assumed office as a result of an actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board (a “Proxy Contest”) including by reason of any agreement intended to avoid or settle a Proxy Contest; or
               (iii) the consummation of:
                    (1) a merger, consolidation or reorganization with or into the Company or in which securities of the Company are issued ( a “Merger Event”), unless such Merger Event is a “Non-Control Transaction.” A “Non-Control Transaction” shall mean a Merger Event where:
                         (A) the stockholders of the Company, immediately before such Merger Event own directly or indirectly immediately following such Merger Event at least fifty percent (50%) of the combined voting power of the outstanding voting securities of (x) the corporation resulting from such Merger Event (the “Surviving Corporation”) if fifty percent (50%) or more of the combined voting power of the then outstanding voting securities of the Surviving Corporation is not Beneficially Owned, directly or indirectly by another Person (a “Parent Corporation”), or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and,
                         (B) the individuals who were members of the Incumbent Board immediately prior to the execution of the agreement providing for such Merger Event constitute at least a majority of the members of the board of directors of (x) the Surviving

Corporation, if there are no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation; and
                         (C) no Person other than (1) the Company, (2) any Related Entity, (3) any employee benefit plan (or any trust forming a part thereof) that, immediately prior to such Merger Event was maintained by the Company or any Related Entity, or (4) any Person who, immediately prior to such Merger Event had Beneficial Ownership of fifty percent (50%) or more of the then outstanding Voting Securities or Shares, has Beneficial Ownership of fifty percent (50%) or more of the combined voting power of the outstanding voting securities or common stock of (x) the Surviving Corporation if there is no Parent Corporation, or (y) if there are one or more Parent Corporations, the ultimate Parent Corporation.
                    (2) a complete liquidation or dissolution of the Company; or
                    (3) the sale or other disposition of all or substantially all of the assets of the Company to any Person (other than a transfer to a Related Entity or under conditions that would constitute a Non-Control Transaction with the disposition of assets being regarded as a Merger Event for this purpose or the distribution to the Company’s stockholders of the stock of a Related Entity or any other assets).
          Notwithstanding the foregoing, a Change of Control shall not be deemed to occur solely because any Person (the “Subject Person”) acquired Beneficial Ownership of more than the permitted amount of the then outstanding Shares or Voting Securities as a result of the acquisition of Shares or Voting Securities by the Company which, by reducing the number of Shares or Voting Securities then outstanding, increases the proportional number of shares Beneficially Owned by the Subject Persons, provided that if a Change of Control would occur (but for the operation of this sentence) as a result of the acquisition of Shares or Voting Securities by the Company, and after such share acquisition by the Company, the Subject Person becomes the Beneficial Owner of any additional Shares or Voting Securities which increases the percentage of the then outstanding Shares or Voting Securities Beneficially Owned by the Subject Person, then a Change of Control shall occur.
          In addition, a Change of Control shall not be deemed to occur unless the event(s) that causes such Change of Control also constitutes a “change in control event,” as such term is defined in Code Section 409A.
          (c) Other Incentives. Upon a Change of Control, any outstanding awards under Executive Incentive Plan or the Synergy Incentive Savings Plan shall be treated in accordance with such plans.
     5. Gross-Up Payment.
          (a) Amount.

               (i) If any payment or benefit provided to Employee by the Company (“Base Payment”) would subject the Employee to the excise tax (“Excise Tax”) imposed by Section 4999 of the Code (or any other similar tax that may hereafter be imposed) and such Excise Tax is imposed on account of a Base Payment made within two years of the Merger and there has been no Change of Control, the Company shall pay to the employee the “Gross-Up Payment” described in Section 5(a)(iv) below.
               (ii) In the event that a Base Payment would subject the Employee to the Excise Tax as a result of a Change of Control and the Base Payment is less than 110% of the sum of three (3) times the “base amount” (as defined in Code Section 280G) minus $1.00 (“Safe Harbor Amount”), then any amounts payable under this Agreement shall be reduced so that the Base Payment, in the aggregate, is reduced to the Safe Harbor Amount. The reduction of the amounts payable under this Agreement shall be made by first reducing the cash payments payable under this Agreement. No reduction shall occur if the Base Payment is 110% (or more) of the Safe Harbor Amount.
               (iii) In the event that (a) there is a Base Payment which would subject the Employee to the Excise Tax as a result of a Change of Control, (b) the reduction in Section 5(a)(ii) is not applicable, and (c) (1) there has been a Change of Control prior to the first anniversary of the Effective Time of the Merger or (2) the Change of Control occurs on or after the first anniversary of Effective Time of the Merger and the closing stock price of the Company on the date of the Change of Control equals or exceeds the Threshold Share Price (as defined below), then the Employee shall be entitled to receive the payment described in Section 5(a)(iv) below. For this purpose, the “Threshold Share Price” equals the average closing price of a share of Company common stock over the first twenty (20) days following the Merger. The Threshold Share Price may be reviewed annually and adjusted at the discretion of the Compensation Committee.
               (iv) If the Base Payment is subject to the Excise Tax imposed by Section 4999 of the Code and the requirements of Section 5(a)(i) or 5(a)(iii) are met, the Company shall pay to Employee the Gross-Up Payment determined as follows: The “Gross-Up Payment” shall be equal to the sum of (a) the Excise Tax imposed with respect to the Base Payment, plus (b) the Excise Tax imposed with respect to the Gross-Up Payment, plus (c) all other taxes imposed on Employee with respect to the Gross-Up Payment, including income taxes and Employee’s share of FICA, FUTA and other payroll taxes. The Gross-Up Payment shall not include the payment of any tax on the Base Payment other than the Excise Tax. The Gross-Up Payment is intended to place Employee in the same economic position Employee would have been in if the Excise Tax did not apply, and shall be calculated in accordance with such intent.
          (b) Tax Rates and Assumptions. For purposes of determining the amount of the Gross-Up Payment, Employee shall be deemed to pay Federal income taxes at the highest marginal rate of Federal income taxation in the calendar year in which the Gross-Up Payment is to be made, and state and local income taxes at the highest marginal rate of taxation in the state and locality of Employee’s residence on the date of termination, net of the maximum reduction in Federal income taxes which could be obtained from deduction of such state and local taxes.

          (c) Payment and Calculation Procedures. The Gross-Up Payment attributable to a Base Payment shall be paid to Employee in cash and at such times as such Base Payment is paid or provided pursuant to this Agreement. Simultaneously with or prior to the Company’s payment of a Base Payment, the Company shall deliver to Employee a written statement specifying the total amount of the Base Payment and the Excise Tax and Gross-Up Payment relating to the Base Payment, if any, together with all supporting calculations and conclusions. If Employee disagrees with the Company’s determination of the Excise Tax or Gross-Up Payment, Employee shall submit to the Company, no later than 30 days after receipt of the Company’s written statement, a written notice advising the Company of the disagreement and setting forth Employee’s calculation of said amounts. Employee’s failure to submit such notice within such period shall be conclusively deemed to be an agreement by Employee as to the amount of the Excise Tax and Gross-Up Payment, if any. If the Company agrees with Employee’s calculations, it shall pay any shortfall in the Gross-Up Payment to Employee within 20 days after receipt of such a notice from Employee. If the Company does not agree with Employee’s calculations, it shall provide Employee with a written notice within 20 days after the receipt of Employee’s calculations advising Employee that the disagreement is to be referred to an independent accounting firm for resolution. Such disagreement shall be referred to a nationally recognized independent accounting firm which is not the regular accounting firm of the Company and which is designated by the Company. The Company shall be required to designate such accounting firm within 10 days after issuance of the Company’s notice of disagreement. The accounting firm shall review all information provided to it by the parties and submit a written report to the parties setting forth its calculation of the Excise Tax and the Gross-Up Payment within 15 days after submission of the matter to it, and such decision shall be final and binding on all of the parties. The fees and expenses charged by said accounting firm shall be paid by the Company. If the amount of the Gross-Up Payment actually paid by the Company was less than the amount calculated by the accounting firm, the Company shall pay the shortfall to Employee within 5 days after the accounting firm submits its written report. If the amount of the Gross-Up Payment actually paid by the Company was greater than the amount calculated by the accounting firm, Employee shall pay the excess to the Company within 5 days after the accounting firm submits its written report.
          (d) Subsequent Recalculation. In the event the Internal Revenue Service or other applicable governmental authority imposes an Excise Tax with respect to a Base Payment that is greater than the amount of the Excise Tax determined pursuant to the immediately preceding paragraph, the Company shall reimburse Employee for the full amount of such additional Excise Tax plus any interest and penalties which may be imposed in connection therewith, and pay to Employee a Gross-up Payment sufficient to make Employee whole and reimburse Employee for any Excise Tax, income tax and other taxes imposed on the reimbursement of such additional Excise Tax and interest and penalties, in accordance with the principles set forth above.
          (e) Example. The calculation of the Gross-Up Payment is illustrated by the example set forth in Schedule 5(e), attached to this Agreement and hereby incorporated by reference. The amounts set forth in such example are for illustration purposes only and no implication shall be drawn from such example as to the amounts otherwise payable to Employee by the Company.

     6. Successor To Company. The Company shall require any successor, whether direct or indirect, to all or substantially all of the business, properties and assets of the Company whether by purchase, merger, consolidation or otherwise, prior to or simultaneously with such purchase, merger, consolidation or other acquisition to execute and to deliver to Employee a written instrument in form and in substance reasonably satisfactory to Employee pursuant to which any such successor shall agree to assume and to timely perform or to cause to be timely performed all of the Company’s covenants, agreements and obligations set forth in this Agreement (a “Successor Agreement”). The failure of the Company to cause any such successor to execute and deliver a Successor Agreement to Employee shall constitute a material breach of the provisions of this Agreement by the Company.
     7. Restrictive Covenants. In consideration of his employment and the other benefits arising under this Agreement, Employee agrees that during the term of this Agreement, and for a period of three (3) years following the termination of this Agreement, Employee shall not directly or indirectly:
          (a) alone or as a partner, joint venturer, officer, director, member, employee, consultant, agent, independent contractor or stockholder of, or lender to, any company or business, (i) engage in the business of solid waste collection, disposal or recycling (the “Solid Waste Services Business”) in any market in which the Company or any of its subsidiaries or affiliates does business, or any other line of business which is entered into by the Company or any of its subsidiaries or affiliates during the term of this Agreement, or (ii) compete with the Company or any of its subsidiaries or affiliates in acquiring or merging with any other business or acquiring the assets of such other business; or
          (b) for any reason, (i) induce any customer of the Company or any of its subsidiaries or affiliates to patronize any business directly or indirectly in competition with the Solid Waste Services Business conducted by the Company or any of its subsidiaries or affiliates in any market in which the Company or any of its subsidiaries or affiliates does business; (ii) canvass, solicit or accept from any customer of the Company or any of its subsidiaries or affiliates any such competitive business; or (iii) request or advise any customer or vendor of the Company or any of its subsidiaries or affiliates to withdraw, curtail or cancel any such customer’s or vendor’s business with the Company or any of its subsidiaries or affiliates; or
          (c) for any reason, employ, or knowingly permit any company or business directly or indirectly controlled by him, to employ, any person who was employed by the Company or any of its subsidiaries or affiliates at or within the prior six months, or in any manner seek to induce any such person to leave his or her employment.
          Notwithstanding the foregoing, the beneficial ownership of less than five percent (5%) of the shares of stock of any corporation having a class of equity securities actively traded on a national securities exchange or over-the-counter market shall not be deemed, in and of itself, to violate the prohibitions of this Section.
     8. Confidentiality. Employee agrees that at all times during the term of this Agreement and after the termination of employment for as long as such information remains non-public information, Employee shall (i) hold in confidence and refrain from disclosing to any other party all information, whether written or oral, tangible or intangible, of a private, secret, proprietary or confidential nature, of or concerning the Company or any of its subsidiaries or affiliates and their business and operations, and all files, letters, memoranda, reports, records, computer disks or other computer storage medium, data, models or any photographic or other tangible materials containing such information (“Confidential Information”), including without limitation, any sales, promotional or marketing plans, programs, techniques, practices or strategies, any expansion plans (including existing and entry into new geographic and/or product markets), and any customer lists, (ii) use the Confidential Information solely in connection with his employment with the Company or any of its subsidiaries or affiliates and for no other purpose, (iii) take all precautions necessary to ensure that the Confidential Information shall not be, or be permitted to be, shown, copied or disclosed to third parties, without the prior written consent of the Company or any of its subsidiaries or affiliates, and (iv) observe all security policies implemented by the Company or any of its subsidiaries or affiliates from time to time with respect to the Confidential Information. In the event that Employee is ordered to disclose any Confidential Information, whether in a legal or regulatory proceeding or otherwise, Employee shall provide the Company or any of its subsidiaries or affiliates with prompt notice of such request or order so that the Company or any of its subsidiaries or affiliates may seek to prevent disclosure. In addition to the foregoing Employee shall not at any time libel, defame, ridicule or otherwise disparage the Company.
     9. Specific Performance; Injunction. The parties agree and acknowledge that the restrictions contained in Sections 7 and 8 are reasonable in scope and duration and are necessary to protect the Company or any of its subsidiaries or affiliates. If any provision of Section 7 or 8 as applied to any party or to any circumstance is adjudged by a court to be invalid or unenforceable, the same shall in no way affect any other circumstance or the validity or enforceability of any other provision of this Agreement. If any such provision, or any part thereof, is held to be unenforceable because of the duration of such provision or the area covered thereby, the parties agree that the court making such determination shall have the power to reduce the duration and/or area of such provision, and/or to delete specific words or phrases, and in its reduced form, such provision shall then be enforceable and shall be enforced. Employee agrees and acknowledges that the breach of Section 7 or 8 will cause irreparable injury to the Company or any of its subsidiaries or affiliates and upon breach of any provision of such Sections, the Company or any of its subsidiaries or affiliates shall be entitled to injunctive relief, specific performance or other equitable relief, without being required to post a bond; provided, however, that, this shall in no way limit any other remedies which the Company or any of its subsidiaries or affiliates may have (including, without limitation, the right to seek monetary damages).
     10. Nondisparagement.
          (a) The Employee shall not, at any time during his employment with the Company or thereafter, make any public or private statement to the news media, to any Company competitor or client, or to any other individual or entity, if such statement would disparage any of the Company, any of their respective businesses or any director or officer of any of them or such businesses or would have a deleterious effect upon the interests of any of such businesses or the stockholders or other owners of any of them; provided, however, that the Employee shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of any of the Company by the Employee in the course of carrying out his duties pursuant to this Agreement or, to the extent applicable, his duties as a director or officer, or (ii) private statements made to persons other than clients or competitors of any of the Company (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon any of the Company; and provided that nothing contained in this paragraph or in any other provision of this Agreement shall preclude the Employee from making any statement in good faith that is required by law, regulation or order of any court or regulatory commission, department or agency.
          (b) The Company shall not, at any time during the Employee’s employment with the Company or thereafter, authorize any person to make, nor shall the Company condone the making of, any statement, publicly or privately, by its officers which would disparage the Employee; provided, however, that the Company shall not be in breach of this restriction if such statements consist solely of (i) private statements made to any officers, directors or employees of the Company or (ii) private statements made to persons other than clients or competitors of any of the Company (or their representatives) or members of the press or the financial community that do not have a material adverse effect upon the Employee; and provided, further, that nothing contained in this paragraph or in any other provision of this Agreement shall preclude any officer, director, employee, agent or other representative of any of the Company from making any statement in good faith which is required by any law, regulation or order of any court or regulatory commission, department or agency.
     11. Future Cooperation. The Employee agrees to make himself reasonably available to the Company and its affiliates in connection with any claims, disputes, investigations, regulatory examinations or actions, lawsuits or administrative proceedings relating to matters in which the Employee was involved during the period in which he was Chief Executive Officer of the Company, and to provide information to the Company and otherwise cooperate with the Company and its affiliates in the investigation, defense or prosecution of such actions. Employee shall be entitled to reimbursement of reasonable out of pocket costs for travel and legal costs associated therewith, approved in advance by the Company.
     12. Payments Contingent on Employee’s Release of Company. All of the payments and benefits to which the Employee would otherwise be entitled under Sections 3 and 4, except with respect to payments of accrued and unpaid Base Salary and vacation pay shall be contingent on the Employee’s delivery to the Company of a signed and enforceable release of all claims against the Company, other than with respect to employee pension, health or medical benefit plans, rights to indemnification under the director and officer liability insurance policy, or under the bylaws or certificate of incorporation of the Company, within thirty (30) days of termination.
     13. Notices. All notices, requests, demands, claims and other communications hereunder shall be in writing and shall be deemed given if delivered by hand delivery, by certified or registered mail (first class postage pre-paid), guaranteed overnight delivery or facsimile transmission if such transmission is confirmed by delivery by certified or registered mail (first class postage pre-paid) or guaranteed overnight delivery to, the following addresses and telecopy numbers (or to such other addresses or telecopy numbers which such party shall designate in writing to the other parties): (a) if to the Company, at its principal executive offices, addressed to the President, with a copy to the General Counsel; and (b) if to Employee, at the address listed on the signature page hereto.
     14. Amendment. This Agreement may not be modified, amended, or supplemented, except by written instrument executed by all parties. The rights and remedies of the parties under this Agreement are in addition to all other rights and remedies, at law or equity, that they may have against each other.
     15. Assignment; Third Party Beneficiary. This Agreement, and Employee’s rights and obligations hereunder, may not be assigned or delegated by him. The Company may assign its rights, and delegate its obligations, hereunder to any affiliate of the Company, or any successor to the Company or its Solid Waste Services Business, specifically including the restrictive covenants set forth in Section 7 hereof. The rights and obligations of the Company under this Agreement shall inure to the benefit of and be binding upon its respective successors and assigns.
     16. Severability; Survival. In the event that any provision of this Agreement is found to be void and unenforceable by a court of competent jurisdiction, then such unenforceable provision shall be deemed modified so as to be enforceable (or if not subject to modification then eliminated herefrom) to the extent necessary to permit the remaining provisions to be enforced in accordance with the parties intention. The provisions of Sections 7, 8, 10 and 11 will survive the termination for any reason of Employee’s relationship with the Company.
     17. Indemnification. The Company agrees to indemnify Employee during the term and after termination of this Agreement in accordance with the provisions of the Company’s certificate of incorporation and bylaws and the Delaware General Corporation Law.
     18. Counterparts. This Agreement may be signed in any number of counterparts, each of which shall be an original but all of which together shall constitute one and the same instrument.
     19. Governing Law. This Agreement shall be construed in accordance with and governed for all purposes by the laws of the State of Arizona applicable to contracts executed and to be wholly performed within such State.
     20. Entire Agreement. This Agreement contains the entire understanding of the parties in respect of its subject matter and supersedes all prior agreements and understandings (oral or written) between or among the parties with respect to such subject matter. Upon the execution of this Agreement the provisions of the Existing Employment Agreement shall be superseded and shall be of no further force. Employee waives any right to terminate for Good Reason pursuant to Section 3(c) except Section 3(c)(vi) as of the date of this Agreement.
     21. Headings. The headings of Paragraphs and Sections are for convenience of reference and are not part of this Agreement and shall not affect the interpretation of any of its terms.

     22. Construction. This Agreement shall be construed as a whole according to its fair meaning and not strictly for or against any party. The parties acknowledge that each of them has reviewed this Agreement and has had the opportunity to have it reviewed by their respective attorneys and that any rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not apply in the interpretation of this Agreement. Words of one gender shall be interpreted to mean words of another gender when necessary to construe this Agreement, and in like manner words in singular may be interpreted to be in the plural, and vice versa.
     23. Attorneys’ Fees. If at any time following a Change of Control of the Company, there should arise any dispute as to the validity, interpretation or application of any term or condition of this Agreement, the Company agrees, upon written demand by Employee (and Employee shall be entitled upon application to any court of competent jurisdiction, to the entry of a mandatory injunction, without the necessity of posting any bond with respect thereto, compelling the Company) to promptly provide sums sufficient to pay on a current basis (either directly or by reimbursing Employee) Employee’s costs and reasonable attorneys’ fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred by Employee in connection with any such dispute, litigation or arbitration up to $50,000 (and additional reasonable amounts above $50,000, in the sole discretion of the Compensation Committee of the Board of Directors), and provided further that Employee shall repay any such amounts paid or advanced if Employee is not the prevailing party with respect to at least one material claim or issue in such dispute, litigation or arbitration. If at any time when there has not previously been a Change of Control of the Company, there should arise any dispute, litigation, or arbitration as to the validity, interpretation or application of any term or condition of the Agreement, the prevailing party in such dispute, litigation or arbitration shall be entitled to recover from the non-prevailing party its costs and reasonable attorneys’ fees (including expenses of investigation and disbursements for the fees and expenses of experts, etc.) incurred in such dispute, litigation or arbitration. The provisions of this Section 23, without implication as to any other section hereof, shall survive the expiration or termination of this Agreement and Employee’s employment hereunder.
     24. Withholding. All payments made to Employee shall be made net of any applicable withholding for income taxes, Excise Tax and Employee’s share of FICA, FUTA or other taxes. The Company shall withhold such amounts from such payments to the extent required by applicable law and remit such amounts to the applicable governmental authorities in accordance with applicable law.
     25. Retirement Eligibility. Upon Employee’s retirement, in lieu of payments under Sections 3 and 4, the Company shall pay to Employee all of Employee’s accrued but unpaid Base Salary through the date of retirement. In addition, for all stock option or restricted stock awards (“Equity Awards”) and all monetary awards (including Annual Awards and Long Term Awards pursuant to the Executive Incentive Plan and any retirement contributions to the deferred compensation program) (“Monetary Awards”), in each case granted to Employee prior to July 26, 2006 (“Prior Awards”), such Employee shall be eligible to retire for purposes of the Prior Awards, and such Prior Awards shall fully vest in the event of such retirement, upon attaining either (a) the age of fifty-five (55) and having completed six (6) years of service with the Company or (b) the age of sixty-five (65) without regard to years of service with the Company (the “Original Retirement Policy”). For all Equity Awards and/or Monetary Awards granted to Employee following July 26, 2006 (“Prospective Awards”), the Original Retirement Policy shall apply, and such Prospective Awards shall fully vest in the event of such retirement, provided, and only to the extent that, Employee shall provide the Company with not less than twelve (12) months prior written notice of Employee’s intent to retire. Failure by Employee to provide such written notice shall cause the Revised Retirement Policy (as hereinafter defined) to apply with respect to the vesting of Prospective Awards, but such failure shall have no effect whatsoever on the Prior Awards, all of which shall continue to be subject to the Original Retirement Policy. For purposes of this Agreement, (i) “Revised Retirement Policy” shall mean Employee has attained the age of (x) sixty (60) and has completed fifteen (15) years of continuous service with the Company or (y) sixty-five (65) with five (5) years of continuous service with the Company, and (ii) all Annual Awards and all Long Term Awards includable within the Monetary Awards to be fully vested as provided above shall include all such Awards which have been granted to Employee, but which, as of the date of his retirement, have not been determined to have been earned pursuant to the Plan and in such instance Employee shall be paid an amount with respect to each such open Award equal to (x) for award periods beginning on or before January 1, 2009, the full target amount that the Compensation Committee of the Board of Directors was authorized to cause to be paid to Employee pursuant to the Executive Incentive Plan, within thirty (30) days following the date of Employee’s retirement, and (y) for award periods beginning after January 1, 2009, the prorated portion of the Annual Awards and Long Term Awards payment that the Compensation Committee of the Board of Directors determines would have been paid to Employee pursuant to the Executive Incentive Plan had Employee’s employment continued to the end of the Performance Period multiplied by a fraction, the numerator of which is the number of completed months of employment during such Performance Period and the denominator of which is the total number of months in the Performance Period, within sixty (60) days after the end of the Company’s Fiscal Year in which the Performance Period ends.
     26. Code Section 409A.
          (a) General. It is the intention of both the Company and Employee that the benefits and rights to which Employee could be entitled pursuant to this Agreement comply with Code Section 409A, to the extent that the requirements of Code Section 409A are applicable thereto, and the provisions of this Agreement shall be construed in a manner consistent with that intention. If Employee or the Company believes, at any time, that any such benefit or right that is subject to Code Section 409A does not so comply, it shall promptly advise the other and shall negotiate reasonably and in good faith to amend the terms of such benefits and rights such that they comply with Code Section 409A (with the most limited possible economic effect on Employee and on the Company).
          (b) Distributions on Account of Separation from Service. If and to the extent required to comply with Code Section 409A, any payment or benefit required to be paid under this Agreement on account of termination of Employee’s employment shall be made upon Employee incurring a “separation of service” within the meaning of Code Section 409A.

          (c) Timing of Severance Payments. Notwithstanding anything in this Agreement to the contrary, if Employee is deemed to be a “specified employee” for purposes of Code Section 409A, no Severance Payment or other payments pursuant to, or contemplated by, this Agreement shall be made to Employee by the Company before the date that is six months after the Employee’s “separation from service” (or, if earlier, the date of Employee’s death) if and to the extent that such payment or benefit constitutes deferred compensation (or may be nonqualified deferred compensation) under Code Section 409A. Any payment or benefit delayed by reason of the prior sentence shall be paid out or provided in a single lump sum at the end of such required delay period in order to catch up to the original payment schedule.
          (d) No Acceleration of Payments. Neither the Company nor Employee, individually or in combination, may accelerate any payment or benefit that is subject to Code Section 409A, except in compliance with Code Section 409A and the provisions of this Agreement, and no amount that is subject to Code Section 409A shall be paid prior to the earliest date on which it may be paid without violating Code Section 409A.
          (e) Treatment of Each Installment as a Separate Payment. For purposes of applying the provisions of Code Section 409A to this Agreement, each separately identified amount to which Employee is entitled under this Agreement shall be treated as a separate payment. In addition, to the extent permissible under Code Section 409A, any series of installment payments under this Agreement shall be treated as a right to a series of separate payments.
          (f) Reimbursements. Notwithstanding anything in this Agreement to the contrary, any payment, to the extent such payment constitutes deferral of compensation under Code Section 409A, to reimburse the Employee in an amount equal to all or a designated portion of the Federal, state, local, or foreign taxes imposed upon Employee as a result of compensation paid or made available to Employee by the Company, including the amount of additional taxes imposed upon Employee due to the Company’s payment of the initial taxes on such compensation, or for other reimbursements, shall be made no later than the end of Employee’s taxable year next following Employee’s taxable year in which Employee remits the related taxes or incurs such expense.
          (g) Continued Health Benefits. In the event that Employee receives continued health benefits pursuant to Section 3 or 4 of this Agreement, such expense or reimbursement shall meet the following requirements: (i) the amount of expenses eligible for reimbursement provided to Employee during any calendar year will not affect the amount of expenses eligible for reimbursement or in-kind benefits provided to Employee in any other calendar year, (ii) the reimbursements for expenses for which Employee is entitled to be reimbursed shall be made on or before the last day of the calendar year following the calendar year in which the applicable expense is incurred, and (iii) the right to payment or reimbursement on in-kind benefits hereunder may not be liquidated or exchanged for any other benefit.
     27. Beneficiary. If the Employee dies before receiving any payments due to him under Sections 3 or 4, the remaining payments will be paid to his beneficiary.

     28. Arbitration. Except with respect to the remedies set forth in Section 9 hereof, if in the event of any controversy or claim between the Company or any of its affiliates and the Employee arising out of or relating to this Agreement, either party delivers to the other party a written demand for arbitration of a controversy or claim then such claim or controversy shall be submitted to binding arbitration. The binding arbitration shall be administered by the American Arbitration Association under its Commercial Arbitration Rules. The arbitration shall take place in Maricopa County, Arizona. Each of the Company and the Employee shall appoint one person to act as an arbitrator, and a third arbitrator shall be chosen by the first two arbitrators (such three arbitrators, the “Panel”). The Panel shall have no authority to award punitive damages against the Company or the Employee. The arbitrator shall have no authority to add to, alter, amend or refuse to enforce any portion of the disputed agreements. The Company and the Employee each waive any right to a jury trial or to petition for stay in any action or proceeding of any kind arising out of or relating to this Agreement.
[SIGNATURES ON FOLLOWING PAGE]

     IN WITNESS WHEREOF, the parties have executed this Agreement effective as of the date first above written.

REPUBLIC SERVICES, INC., a Delaware corporation

By:

EMPLOYEE:

James E. O’Connor

Address for Notices:

Schedule 2(m)
Maximum Awards Under the Synergy Incentive Plan

Cash
James E. O’Connor	$15 million

Schedule 5(e)
Gross-Up Payment Example
     Assume that the Company makes a Base Payment to Employee of $900,000, and that $600,000 is subject to an Excise Tax of 20%. Also assume that the maximum combined effective federal, state and local tax rate, including Employee’s share of payroll taxes but not including the Excise Tax rate, is 45%. Under these circumstances, the Gross-Up Payment would be $342,857.14.
     The Gross-Up Payment in this example is equal to the amount of the Base Payment subject to the Excise Tax ($600,000), multiplied by the Excise Tax rate, expressed as a decimal (.20), and divided by the remainder of 1 minus the Excise Tax rate, expressed as a decimal, and minus the effective rate of tax of Employee exclusive of the Excise Tax, expressed as a decimal (1-.20-.45). Hence, the Gross-Up Payment is $600,000 x .20 / (1-.20-.45) = $342,857.14.
     The Gross-Up Payment of $342,857.14 represents the sum of the amounts referred to in clauses (a), (b) and (c) of Section 5(a)(iv) of this Agreement, as set forth below.

clause (a):
Excise Tax on Base Payment (600,000 x .20)	$120,000.00
clause (b):
Excise Tax on Gross-Up Payment (342,857.14 x .20)	68,571.43
clause (c):
Other taxes on Gross-Up Payment (342,857.14 x .45)	154,285.71

Total taxes subject to gross-up	342,857.14

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